Use these links to rapidly review the document
TABLE OF CONTENTS

As filed with the Securities and Exchange Commission, via EDGAR, on April 29, 2014

REGISTRATION NO.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Liberty Property Trust
(Exact name of Registrant as specified in its governing documents)

Maryland (State or other jurisdiction of incorporation or organization of Registrant)	23-7768996 (I.R.S. Employer Identification Number of Registrant)

500 Chesterfield Parkway, Malvern, Pennsylvania 19355
(610) 648-1700
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Herman C. Fala, Esquire
500 Chesterfield Parkway
Malvern, Pennsylvania 19355
(610) 648-1700
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Please send a copy of all correspondence to:

Justin W. Chairman, Esquire
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, Pennsylvania 19103
(215) 963-5000

Approximate date of commencement of the proposed sale to the public:
From time to time after this Registration Statement becomes effective.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:    ☒

          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Shares of Beneficial Interest, $0.001 par value	(1)	(1)	(1)	$38,795(2)

(1)
This registration statement covers an indeterminate number of common shares. Information omitted in reliance on General Instruction II.E of Form S-3.

(2)
Registration fees on 8,000,000 shares are being paid at the date hereof. Solely for the purpose of computing the registration fee on such shares, the maximum offering price per unit and the maximum aggregate offering price of such number of shares are being estimated pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low reported sale prices of the common shares on the New York Stock Exchange on April 25, 2014. Such maximum offering price per unit is $37.65 and such maximum aggregate offering price of such number of shares is $301,200,000.

          Registration fees on any additional shares offered pursuant to this registration statement are being deferred in reliance upon Rule 456(b) and Rule 457(r) under the Securities Act of 1933

PROSPECTUS

LIBERTY PROPERTY TRUST

DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

        This prospectus relates to our common shares, which we are offering for purchase under our Dividend Reinvestment and Share Purchase Plan. The plan, in which we offer participation through this prospectus, provides investors with a convenient and economical way to purchase our common shares of beneficial interest directly from us. If you hold common shares, you may reinvest all or a portion of the cash dividends paid on those shares. Some of the significant features of the plan are as follows:

  •
  If you participate in the plan, you may purchase our common shares at a discount of 3% of the then current market prices of the shares through the automatic reinvestment of the regular quarterly and any other cash dividends we pay on shares you already hold. The market price of the shares purchased is determined as described in Question 10 below.

  •
  If you participate in the plan, you may purchase additional common shares at the then current market prices of the shares through cash investments, subject to a minimum limit of $100 per transaction and a maximum limit of $10,000 per month.

  •
  If you do not already own our common shares, the plan's "open enrollment" feature allows you to participate in the plan by making an initial investment of at least $1,000 (but no more than $10,000, unless we waive this maximum limit) in our common shares at the then current market prices of the shares.

  •
  Common shares purchased directly from us pursuant to an optional cash investment of more than $10,000 (with prior written consent) may be priced at a discount from recent market prices (determined in accordance with the plan) ranging from 0% to 3%. The discount is initially expected to be 0%, but may be adjusted by us in our discretion at any time. No discount will be available for common shares purchased in the open market or in privately negotiated transactions.

  •
  You will not be charged brokerage commissions or service charges for purchases made under the plan.

  •
  If you participate in the plan, your record keeping will be simplified because you will receive periodic statements of your accounts.

  •
  If you hold shares through a broker or other nominee you may participate in the plan either by making an appropriate arrangement with the nominee or by having your shares transferred and registered in your name.

        Your participation in the plan is entirely voluntary. You may end your participation at any time. If you currently hold common shares and do not choose to participate in the plan you will continue to receive cash dividends as declared, in the usual manner.

        These common shares are traded on the New York Stock Exchange under the symbol "LPT."

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 29, 2014.

 ABOUT THIS PROSPECTUS

        This prospectus describes the common shares of beneficial interest of Liberty Property Trust, which is a real estate investment trust. Liberty Property Trust conducts substantially all of its business through Liberty Property Limited Partnership, its "Operating Partnership." When we use the terms "we," "us," "our," and the "Company," we are referring to the Trust, the Operating Partnership and their consolidated subsidiaries.

        As we describe below in the section entitled "Where to Find Additional Information," we have filed and plan to continue to file other documents with the SEC that contain information about us. Before you decide whether to invest in our common shares, you should read this prospectus and the information we otherwise file with the SEC.

WHERE TO FIND ADDITIONAL INFORMATION

        We are required by federal securities laws to file certain information with the SEC. You can access this material on the SEC's Internet website, at http://www.sec.gov. You can also read and copy this material at the SEC's public reference room, located at 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at (800) 732-0330 for information on how the public reference room operates. In addition, the common shares are listed on the NYSE, and you can obtain our reports, proxy statements and other information about us at the offices of the NYSE, located at 20 Broad Street, New York, New York 10005.

        We will also provide without charge to each person to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the information that has been incorporated by reference in this prospectus but is not delivered with this prospectus. Requests for copies should be directed to our Investor Relations department at:

500 Chesterfield Parkway
Malvern, Pennsylvania 19355
Telephone No.: (610) 648-1700

        The SEC allows us to "incorporate by reference" into this prospectus certain important information about us. This means that the information in this prospectus may not be complete, and you should read the information incorporated by reference for more detail. We incorporate by reference in two ways. First, we list certain documents that we have already filed with the SEC. The information in these documents is considered part of this prospectus. Second, we may in the future file additional documents with the SEC. When filed, the information in these documents will update and supersede the current information in, and be incorporated by reference in, this prospectus.

        We incorporate by reference the documents listed below, and any other documents we file with the SEC under Section 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934 until the offer of the common shares described in this prospectus is completed:

  (a)
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (File No. 001-13130);

  (b)
  Our Current Reports on Form 8-K (and amendments thereto) filed with the SEC on January 31, 2014, January 31, 2014, March 21, 2014 and March 28, 2014 (File No. 001-13130); and

  (c)
  The description of our common shares contained in our Registration Statement on Form 8-A registering the common shares under Section 12 of the Securities Exchange Act of 1934, filed with the SEC on June 8, 1994 (File No. 001-13130).

        This prospectus is part of a registration statement filed with the SEC under the Securities Act of 1933 to register the common shares that we may offer by this prospectus. Not all of the information in the registration statement appears in this prospectus. For more detail, you can read the entire registration statement, and all of the exhibits filed with it, at the SEC's offices as described above.

        You should rely on the information that is in this prospectus, or incorporated by reference. You should not, however, assume that the information that appears directly in this prospectus is accurate or complete as of any date other than the date on the front cover of this prospectus.

THE COMPANY

        We are a self-administered and self-managed REIT that provides leasing, property management, development, acquisition and other tenant-related services for our portfolio of industrial and office properties. We own and operate industrial properties nationally and own and operate office properties primarily in metro Philadelphia, Washington D.C. and certain sunbelt cities in the United States. Additionally, we own certain assets in the United Kingdom.

        Our executive offices are located at 500 Chesterfield Parkway, Malvern, Pennsylvania 19355. The telephone number is (610) 648-1700. The Company maintains offices in each of its primary markets.

USE OF PROCEEDS

        We cannot determine the number of shares that will ultimately be purchased under the plan, or the prices at which these shares will be purchased. We will use the proceeds from the sale of shares under the plan to continue our real estate acquisition, development and investment activities and for other general corporate purposes.

 DESCRIPTION OF THE PLAN

Purpose

1.     What is the purpose of the plan?

        The primary purpose of the plan is to provide holders of our shares, and other investors, with a convenient and economic method of reinvesting their dividends and making cash investments in our shares without paying any brokerage commissions or service charges in connection with purchases of our shares. In addition, purchases of shares directly from us under the plan will provide us with additional capital for general corporate purposes. Whether significant additional capital is raised may be affected, in part, by our decision to waive the limitations applicable to optional cash investments and by our decision to sell newly issued common shares to fulfill the requirements of the plan. See Question 12 regarding our criteria for granting a request for waiver.

Participation

2.     Who is eligible to participate?

        You may participate in the plan if you qualify as either of the following:

  •
  you are a "registered holder," a person whose shares are registered in our transfer books in your name, or

  •
  you are a "beneficial owner," a holder of shares who has beneficial ownership of shares that are registered in a name other than your name (for example, in the name of a broker, bank or other nominee).

        Registered holders may participate in the plan directly. If you are not a registered holder, you may become a registered holder by having your shares transferred into your own name. The administrator has a program, in which we participate, through which you may become a registered holder. See "Direct Registration." If you wish to participate in the plan but do not wish to become a registered holder, you must make arrangements with your broker, bank or other nominee to participate in the plan on your behalf. Many brokers, banks and other nominees will make such arrangements on your request. See Question 5 for a discussion of the plan's enrollment procedures.

        If you are not currently a holder of our shares, you may participate in the plan by making an initial investment in shares, at the then current market price, of at least $1,000 but not more than $10,000, or more if we waive this maximum limit, through the plan's open enrollment feature. See Question 5 for a discussion of the open enrollment feature and Question 12 for a discussion of the request for waiver provisions.

        You may not transfer your right to participate in the plan to another person without also transferring your shares. If you reside in a jurisdiction where it is unlawful for us to permit your participation in the plan, you are not eligible to participate in the plan. Currently, we will not exclude you from the plan if you use it to engage in short-term trading or other arbitrage activities. We reserve the right to exclude you from the plan, however, if we encounter a pattern of trading that we consider abusive or objectionable.

        Regulations in certain countries may limit or prohibit participation in this type of plan. Accordingly, persons residing outside the United States who wish to participate in the plan should first determine whether they are subject to any governmental regulation prohibiting their participation.

Benefits and Limitations

3.     What are the primary benefits and limitations of the plan?

        The primary benefits of the plan are:

  •
  You may have the cash dividends on all or a portion of your shares reinvested automatically with us at a discount of 3% from the then current market prices of the shares.

  •
  You may invest in additional shares by making cash investments, subject to an individual minimum limit of $100 per transaction for current shareholders and $1,000 for the initial investment by a non-shareholder, and an individual maximum limit of $10,000 per calendar month.

  •
  Shares purchased directly from us under the plan pursuant to a request for waiver may be issued at a discount to the market price without payment of brokerage commissions. Initially, optional cash investments of less than $10,000 will not be subject to a discount, but we reserve the right to grant a discount in the future.

  •
  You pay no brokerage commissions or service charges in connection with your purchases under the plan. See Question 23 for a discussion of payments of expenses under the plan.

  •
  Your reinvested cash dividends and cash investments will be fully invested because the plan provides for fractional shares, computed to three decimal places, to be credited to your account. Additionally, dividends on whole or fractional shares already participating in the plan will be reinvested automatically in additional shares and credited to your plan account.

  •
  You can avoid cumbersome safekeeping of share certificates for shares credited to your account.

  •
  Your record keeping will be simplified by periodic statements reflecting all current activity, including shares purchased and your latest plan account balance.

        The primary limitations of the plan are:

  •
  You must decide to make cash investments prior to the relevant "investment date" for those investments. The "investment date" concept is discussed in Question 8. Accordingly, your investments may be exposed to changes in market conditions. See Question 11 for a discussion of how cash investments are made.

  •
  The purchase price for the shares you purchase through the plan is based on the market prices for the shares during the relevant "pricing period." The "pricing periods" are described in Question 10. As a result, your purchase price may exceed (or be less than) the price of acquiring the shares on the open market on the related investment date. See Question 8 for a discussion of when shares will be purchased under the plan and Question 10 for a discussion of the purchase price of shares under the plan.

  •
  The administrator will make every effort to process your sale order promptly, generally by the next business day following receipt of your properly completed request (sale requests involving multiple transactions may experience a delay). You should be aware that the share price of our shares may fall or rise during the period between a request for sale, its receipt by the administrator, and the ultimate sale in the open market. The administrator will not be liable for any claim arising out of failure to sell shares on a certain date or at a specific price. You should carefully evaluate this risk as it is borne solely by you. There may also be delays between your instruction to withdraw shares held under the plan and your receipt of those shares. See Question 15 for a discussion of how shares are sold under the plan, and Question 17 for a discussion of how you withdraw from the plan.

  •
  You will not be paid interest on funds held by the plan's administrator pending investment. See Question 11 for a discussion of how the administrator will purchase shares.

  •
  By reinvesting your cash dividends, you will be treated for federal income tax purposes as having received taxable income on the dividend payment date. These dividends may give rise to a tax payment obligation without providing you with immediate cash to pay the tax obligation when it becomes due. See Question 19 for a discussion of your principal federal income tax consequences of participating in the plan.

  •
  You may not pledge shares deposited under the plan.

        Neither we nor the administrator can assure a profit or protect against a loss on shares you purchase under the plan.

Administration and Interpretation

4.     Who will administer and interpret the plan?

        Plan Administrator.    Wells Fargo Shareowner Services, a division of Wells Fargo Bank N.A. (or a successor thereto), will serve as the plan administrator, and will purchase our common shares for participants in the plan, serve as custodian for shares on deposit in the plan, keep records, send statements of account to participants and perform other duties relating to the plan. Our common shares purchased under the plan will be registered in the name of the plan administrator (or its nominee) and held by the plan administrator for each participant in the plan. Wells Fargo Shareowner Services serves as transfer agent, registrar and dividend paying agent for our common shares.

Contact Information

Internet:
shareowneronline.com

        Available 24 hours a day, 7 days a week for access to account information and answers to many common questions and general inquiries.

To enroll in the Plan:

        If you are an existing registered shareholder:

        1.     Go to shareowneronline.com

        2.     Select Sign Up Now!

        3.     Enter your Authentication ID* and Account Number

        *    If you do not have your Authentication ID, select I do not have my Authentication ID. For security, this number is required for first time sign on.

        If you are a new investor:

        1.     Go to shareowneronline.com

        2.     Under Invest in a Plan, select Direct Purchase Plan

        3.     Select Liberty Property Trust

        4.     Under New Investors, select Invest Now

        5.     Follow instructions on the Buy Shares

        If you are an employee of Liberty Property Trust:

        1.     Go to shareowneronline.com

        2.     Under Manage Your Employee Plan, select Enroll Online

  3.
  Select Enroll/Edit Now! next to Liberty Property Trust, then select Review Plan

E-mail:
Go to shareowneronline.com and select Contact Us.

Telephone:
1-800-944-2214 Toll-Free
651-450-4064 outside the United States

        Shareowner Relations Specialists are available Monday through Friday, from 7:00 a.m. to 7:00 p.m. Central Time

        You may also access your account information 24 hours a day, 7 days a week using our automated voice response system.

Written correspondence and deposit of certificated shares:
Wells Fargo Shareowner Services
P.O. Box 64856
St. Paul, MN 55164-0856

Certified and overnight delivery:
Wells Fargo Shareowner Services
1110 Centre Pointe Curve, Suite 101
Mendota Heights, MN 55120-4100

        We have the right to interpret and establish procedures for the administration of the plan. Our interpretations and procedures will be final, conclusive and binding.

Enrollment

5.     How and when may I enroll in the plan and become a participant?

        If you are a registered holder, you may enroll in the plan and become a participant by enrolling online through shareowneronline.com or by submitting an Account Authorization Form by mail (see Contact Information). If your shares are registered in more than one name (as joint tenants, trustees, etc.), all registered holders of the shares should sign the Account Authorization Form exactly as their names appear on the account registration.

        If you are a beneficial owner but not a record holder of shares, you must instruct your broker, bank or other nominee in whose name your shares are held to participate in the plan on your behalf.

        If you are not currently a holder of shares and you wish to use the plan's open enrollment feature, you can enroll in the plan by submitting a completed Account Authorization Form along with a payment for your initial investment of at least $1,000 but not more than $10,000 per month. You may enroll through shareowneronline.com and authorize an automatic withdrawal from your bank account or through the mail by sending the Account Authorization Form along with a check (see Contact Information in Question 4).

        You may enroll in the plan at any time. Once enrolled, you remain enrolled without further action on your part until you discontinue your participation or until the plan is terminated. See Question 17 regarding withdrawal from the plan and Question 26 regarding termination of the plan. However, if there is any subsequent change in the manner in which your name appears on your certificate(s), you must submit the Account Authorization Form, and execute a stock power form to change the registration of your plan account, in order to continue participation.

6.     Can I reinvest my dividends?

        You can reinvest all or a portion of your Liberty Property Trust cash dividends. You also have the choice to receive your dividends in a cash payment. When you enroll in the plan, you may select the option to automatically reinvest your dividends. If you do not select an option, the plan administrator will default your choice to full reinvestment. You may change your election at any time either online, by telephone or by sending a new Account Authorization Form by mail (see Contact Information in Question 4). Changes received after the record date of a dividend will be effective for the following dividend.

        The plan administrator will apply all or a portion of your dividends, as elected (less any applicable fee), to purchase additional whole and fractional shares (see Investment Summary and Fees, Investment Fees, in Question 23).

        Dividends are invested as soon as administratively possible on or following the dividend payable date, generally within five (5) trading days. Depending on the number of shares being purchased and the current trading volume, a purchase may be executed in multiple transactions that may occur on more than one day. Should this occur, the price will be the average of all trades executed.

        The available options are:

        "Full Dividend Reinvestment": All cash dividends payable on shares held in the plan, along with any shares held in physical certificate form or through book-entry Direct Registration Shares ("DRS"), will be used to purchase additional shares. You will not receive cash dividends; instead, all dividends will be reinvested. Whole and fractional shares will be allocated to the plan account.

        "Partial Dividend Reinvestment by Percentage": You may elect to reinvest a portion of the dividend and receive the remainder in cash. The percentage elected will be applied to the total shares held in the plan, along with any shares held in physical certificate form or held through book-entry DRS. You may elect percentages from 10%-90%, in increments of 10%. The cash portion of dividends will be sent by check unless you have elected to have those dividends deposited directly to a designated bank account.

        An example of Partial Dividend Reinvestment by Percentage: A participant has a total of 150 shares; 120 shares are held in the plan, 15 in physical certificate form and 15 shares in book entry DRS. The participant chooses to have 50% of the total dividends reinvested. This will equate to 75 shares having dividends reinvested and 75 shares having dividends paid in cash.

        "Cash Dividends": All dividends payable to you will be paid in cash. This includes the dividend payable on all shares held in the plan, any shares held in physical certificate form or held through book entry DRS. The dividend payment will be sent by check unless you have elected to have those dividends deposited directly to a designated bank account.

        See Question 17 regarding notification of withdrawal to the administrator. See Question 25 regarding the plan's treatment of shares issued in stock splits or stock dividends and shares acquired on the exercise of rights.

        If you return a properly executed Account Authorization Form to the administrator without selecting an investment option, you will be enrolled as having selected full dividend reinvestment.

7.     When will my participation in the plan begin?

        Your participation as to dividend reinvestments or cash investments will begin with the next investment date (referred to in Question 8) after the administrator receives your Account Authorization Form, subject to satisfaction of the following requirements. If the administrator receives your Account Authorization Form between the record date and the payment date of a quarterly dividend, your participation will begin with the following dividend. For cash investments to be made on any investment date, the administrator must receive your Account Authorization Form and your funds to be invested on or before 5:00 p.m., central time, on the "cash due date," the date that is one full trading day prior to the investment date in the case of cash investments of $10,000 and less and in the case of cash investments made pursuant to a request for waiver. See Question 8 for a further discussion of timing. For example, if the purchase from cash investments is to be made on a Thursday, the administrator must receive the funds by 5:00 p.m., central time, on the preceding Monday in the case of an investment of $10,000 or less, or the preceding Tuesday, in the case of an investment made pursuant to a request for waiver. If your Account Authorization Form and your funds to be invested are received after an applicable cash due date, the administrator will retain your cash investment and will invest the money on the next investment date. The administrator will not pay interest on the funds held until the next investment date.

Purchases

8.     When will my shares be purchased under the plan?

        Investment Dates.    Except as provided in the following paragraph, optional cash investments received by the plan administrator are invested in our common shares weekly on Thursday or, if such day is not a business day, on the next business day (each of which is an "investment date" for optional cash investments) or as soon as practicable thereafter. Depending on the number of shares being purchased and current trading volume in the shares, purchases may be executed in multiple transactions and may be traded on more than one day. Purchases are made through an affiliated broker, generally within five (5) trading days from receipt of your investment amount. Shares purchased will be credited to your plan account on each investment date or as soon as practicable thereafter.

        Under the plan, you may elect to have monthly or semi-monthly optional cash investments automatically withdrawn from your checking or savings account at any qualified financial institution. You can authorize automatic investments by signing on to shareowneronline.com. These automatic withdrawals are made on the 10th day of each month, the 25th day of each month or both, or if such date is not a business day, the deduction will be made on the preceding business day. Funds so withdrawn will be invested as provided in the previous paragraph.

        Participants should be aware that the share price may fluctuate between the time your purchase request is received by the plan administrator and the time the investment is made. The Plan Administrator may, at its own discretion, accept written requests to revoke instructions if requests are received prior to the investment being made.

        Payment Options.    You have the following three payment options when making optional cash investments. In each case, necessary funds must be drawn in U.S. dollars from an account with a U.S. or Canadian financial institution.

        Check.    To make an investment by check, complete and return a Transaction Request Form (attached to your account statement) together with your payment. The check must be made payable to "Shareowner Services" in U.S. dollars.

        Cash, third party checks, money orders, travelers checks and checks not drawn on a U.S. or Canadian financial institution or not in U.S. dollars will not be accepted and will be returned to the sender.

        One-time Automatic Withdrawal.    You can make a one-time automatic withdrawal from a designated checking or savings account at a qualified financial institution by signing on to shareowneronline.com.

        Recurring Automatic Withdrawals.    You can make regular investments with automatic semi-monthly or monthly withdrawals from a designated checking or savings account at a qualified financial institution. You can authorize automatic semi-monthly or monthly investments by signing on to shareowneronline.com.

        Insufficient Funds.    A fee will be assessed if any check is returned unpaid, or if an automatic withdrawal from your U.S. or Canadian financial institution account fails due to insufficient funds. In addition, the plan administrator will immediately remove any shares already credited to your plan account in anticipation of receiving those funds. These shares will be sold to recover any uncollected funds and the return fee. If the net proceeds of the sale of such shares are insufficient to recover in full the uncollected amounts plus the return fee, the plan administrator reserves the right to sell such additional shares from any of your accounts maintained by the plan administrator as may be necessary to recover in full the uncollected balance plus the return fee.

        Refunds.    You may obtain a refund of any optional cash purchase payment not yet invested by requesting, in writing, the plan administrator to refund your payment. The plan administrator must receive your request not less than two business days prior to the next investment date. If the plan administrator receives your request later than the specified date, your cash purchase payment will be applied to the purchase of common shares.

  Purchase of Shares within Plan Limits.

        Source of Shares.    We have the sole discretion to determine whether shares purchased under the plan will come from our authorized and unissued common shares or shares purchased on the open market by the Plan Administrator. We will generally not change our determination as to the source of the shares more than once in any three-month period.

        Pricing of Shares Purchased from Us.    The price at which our authorized and unissued common shares will be purchased from us will be the average of the high and low price per share paid on the last day on which our common shares were traded preceding the investment date as reported on the consolidated tape for New York Stock Exchange listed securities administered by the Consolidated Tape Association.

        Pricing of Shares Purchased in the Market.    The price at which our common shares purchased by the plan administrator on the open market will be deemed to have been acquired will be the weighted average price (including any per share fees) of all shares purchased by the plan administrator for plan participants for the relevant investment date. The Plan Administrator may purchase shares in the open market or in negotiated transactions as soon as practicable after the applicable investment date, subject to any waiting periods under applicable securities laws or stock exchange regulations. Such purchases may be made on any securities exchange where our common shares are traded.

        Any initial, recurring, or one-time optional cash investment will be invested within five (5) trading days, and no later than 35 trading days, except where postponement is necessary to comply with Regulation M under the Securities Exchange Act of 1934 or other applicable provisions of securities law. In making purchases for the participant's account, the plan administrator may commingle the participant's funds with those of other participants of the plan. Purchases may be subject to certain fees and conditions (see Investment Summary and Fees in Question 23).

9.     What is the source of shares to be purchased under the plan?

        Shares purchased through the plan may be newly issued shares purchased directly from us, shares purchased through routine open market transactions or shares acquired by a combination of such methods. We will determine the source of the plan purchases, which may vary from time to time.

10.   At what price will my shares be purchased?

        Shares purchased through the plan directly from us with reinvested dividends will be acquired at a price to you equal to the average of the daily high and low sales prices of the shares as reported on the NYSE for the "dividend reinvestment pricing period," the five trading days immediately preceding the applicable investment date, discounted 3%. We reserve the right to change any discount offered on common shares purchased with reinvested dividends.

        Shares purchased through the plan directly from us with cash investments of less than $10,000 will be acquired at a price to you equal to 100% of the average of the daily high and low sales prices of the shares as reported on the NYSE for the "cash investment pricing period," the five trading days immediately preceding the applicable investment date. We reserve the right to grant a discount in the future for these investments.

        Shares purchased through the plan on the open market with reinvested dividends will be acquired at a price to you equal to the average price paid by the administrator for shares purchased through the plan in the open market purchases discounted 3%. We will supply funds to the administrator to make up this discount.

        Shares purchased through the plan on the open market with cash investments will be acquired at a price to you equal to the average price paid by the administrator for shares purchased through the plan in the open market purchases.

        The price to you for shares purchased through the plan, whether directly from us or in open market transactions, is sometimes referred to as the "purchase price" for such shares.

        Although we will pay all brokerage fees on shares purchased on the open market, for tax purposes, these fees will be considered as additional taxable dividend income to you. See Question 19 for a discussion of the principal federal income tax consequences of participating in the plan. These fees are not expected to be substantial.

        Purchases by employees, including optional cash purchases, must be made in compliance with our Insider Trading Policy. In addition to other limitations, the Insider Trading Policy provides that the participant may not trade in our common shares if in possession of material, non-public information about Liberty Property Trust.

11.   How are my cash investments made?

        If you are a registered holder of shares, including a broker, bank or other nominee with respect to shares registered in your name on behalf of a beneficial owner, and you have submitted an appropriately completed and signed Account Authorization Form, you are eligible to make cash investments at any time. If you are a broker, bank or other nominee, and you are a holder on behalf of a beneficial owner, you must use broker and nominee form for cash investments if you hold the shares in the name of a securities depositary.

        We will transmit certificates for shares purchased through cash investments as you direct. If you elect the full dividend reinvestment option, all of your shares purchased through cash investments will become participating shares automatically and future cash dividends on those shares will be reinvested through the plan. If you elect any other participation option, the cash dividends on your shares will be sent directly to you and will not be reinvested automatically through the plan (unless you enroll those shares in the plan later). If you do not currently own shares you may make an initial investment through the open enrollment provision described in Question 2.

        If you are a beneficial owner, the broker and nominee form provides the sole means through which a broker, bank or other nominee holding shares on your behalf in the name of a securities depository may make cash investments on your behalf. A broker, bank or other nominee must deliver a broker and nominee form to the administrator at the address specified in Question 4 each time the broker, bank or other nominee transmits a cash investment on your behalf. The administrator will furnish broker and nominee forms upon request.

        The administrator will apply all cash investments which are received by the close of business on the cash due date to the purchase of shares at the time specified in Question 8. The administrator will retain cash investments received after the applicable cash due date and invest those investments on the next investment date. No interest will be paid on cash investments held pending investment or received after the applicable cash due date. During the period that an optional cash investment is pending, the collected funds in the possession of the administrator may be invested in certain "permitted investments." For purposes of the plan, "permitted investments" shall mean any money market mutual funds registered under the Investment Company Act (including those of an affiliate of the administrator or for which the administrator or any of its affiliates provides management advisory or other services) consisting entirely of (i) direct obligations of the United States of America; or (ii) obligations fully guaranteed by the United States of America. The risk of any loss from such permitted investments shall be the responsibility of the administrator. Investment income from permitted investments shall be retained by the administrator.

        The Automatic Cash Withdrawal and Investment Service is a convenient method to have money automatically withdrawn from your checking or savings account each month and invested in your plan account, thus eliminating the need to write and mail checks. To take advantage of this feature, go to shareholderonline.com (see Contact Information in Question 4) or complete the appropriate section on the Account Authorization Form. Account Authorization Forms or changes must be received 15 business days prior to the scheduled investment date for Automatic Cash Withdrawal and Investment Service accounts. Automatic investment withdrawals are typically made from checking and savings accounts on the 10th, 25th or both days of each month. The minimum withdrawal amount is $100 per transaction and the maximum withdrawal amount is $10,000 per month.

        Your bank statement will show the details of each automatic withdrawal and you can stop the Automatic Cash Withdrawal and Investment Service by going to shareholderonline.com, telephoning if you have authorized telephone transactions for your account, or writing to the administrator (See Contact Information in Question 4). To be effective with respect to a particular investment date, your request to terminate the automatic withdrawal feature must be received by the administrator at least 15 business days prior to the investment date.

        If any optional cash contribution, including payments by check or automatic withdrawal, is returned for any reason, Wells Fargo will remove from your account any shares purchased upon prior credit of such funds, and will sell these shares. The administrator may sell other shares in the account to recover the returned funds fee for each optional cash contribution returned unpaid for any reason and may sell additional shares as necessary to cover any market loss incurred by the administrator.

        You are under no obligation to make additional cash investments.

        You may obtain the return of any cash investment upon request received by the administrator on or before the second business day prior to the date on which it is to be invested.

12.   What limitations apply to my cash investments?

        Optional cash investments made by shareholders are subject to a $100 minimum, and a $10,000 maximum per month. Initial optional cash investments made by non-shareholders are subject to a $1,000 minimum, and a $10,000 maximum per month. We reserve the right to waive this monthly maximum (see the discussion below concerning requests for waivers).

        These monthly limits apply both to investments you make alone and to investments you make with a related or associated group participating in the plan. Cash investments of less than the applicable monthly minimum or in excess of the monthly maximum will be returned to you, without interest.

        Request for Waiver.    If you wish to make an optional investment in excess of $10,000 initially for any month, you should access our request for waiver on our administrators' website shareowneronline.com or call our Vice President—Investor Relations at (610) 648-1704. Once completed, you should return the request for waiver form to our Vice President—Investor Relations via facsimile to (610) 644-4129 by 10:00 a.m. eastern time on the day that is at least two business days prior to the first day of an applicable pricing period. You may direct questions about the waiver process to that number as well. If you do not receive a response from us regarding a waiver request, you should assume that we have denied your request.

        Waiver Requests within an Announced Waiver Discount Period.    Optional cash investments of more than $10,000 per month (including any initial investments in excess of $10,000) ("Large Cash Purchase") may be made only by investors that submit a request for waiver. Large Cash Purchase requests may be approved by us in our sole discretion at any time.

        Submission of Requests for Waiver.    Investors who wish to make Large Cash Purchases for any month should telephone our Vice President—Investor Relations at (610) 648-1704 to determine if we will be considering Large Cash Purchase requests for such month. When you inquire, you will be informed of one of the following:

  •
  that we are not currently considering Large Cash Purchase requests; or

  •
  that we will be considering Large Cash Purchase requests, in which case we will provide information about submitting a Large Cash Purchase request form.

        Large Cash Purchase request forms may be obtained online through our administrators' website shareowneronline.com. We must receive completed Large Cash Purchase requests via facsimile to (610) 644-4129 by no later than 4:00 p.m. eastern time on the third business day before the first day of the "pricing period" for the applicable waiver, as described below. We will notify by return email or by telephone any investor whose Large Cash Purchase request has been approved (including the amount of the investment approved) by 4:00 p.m. eastern time on the second business day before the first day of the applicable pricing period. The Plan Administrator must receive good funds relating to any approved Large Cash Purchase request by wire transfer to the account designated by us no later than 3:00 p.m. eastern time the business day before the first day of the applicable pricing period. All such funds received after 3:00 p.m. eastern time on such business day may be returned without interest.

        Action on Large Cash Purchase Requests.    We have the sole discretion to grant or refuse to grant, in whole or in part, a Large Cash Purchase request. In acting on a Large Cash Purchase request, we will consider relevant factors, which may include without limitation the following:

  •
  whether the plan is then purchasing common shares from us or in the open market;

  •
  our need for additional funds;

  •
  the attractiveness of obtaining funds through the sale of common shares under the plan compared to other available sources of funds;

  •
  the purchase price likely to apply to any sale of common shares under the plan;

  •
  the party submitting the request, including the extent and nature of that party's prior participation in the plan and the number of common shares held by that party; and

  •
  the aggregate amount of Large Cash Purchases in excess of $10,000 for the month for which we have received Large Cash Purchase requests under the plan.

        Large Cash Purchases will be priced as follows:

  •
  To determine the purchase price of common shares purchased from us pursuant to a Large Cash Purchase request, we will fix the number of trading days in the "pricing period" for the applicable investment. The pricing period generally will consist of one to 15 consecutive trading days, unless the pricing period is extended as described below. On each trading day, we will generally apply an equal portion of the amount approved for investment pursuant to a Large Cash Purchase request to the purchase of common shares, subject to the qualifications described below. Each day in the pricing period on which common shares are purchased is referred to as a "Purchase Date." The price for common shares purchased on each Purchase Date in a pricing period will be equal to 100% (less any applicable discount, as described below) of the composite volume weighted average price, rounded to four decimal places, of common shares, as traded on the composite exchanges during regular NYSE hours on the Purchase Date. We will obtain this composite exchange pricing information from Bloomberg, LP or, if Bloomberg, LP is no longer providing this information, another authoritative source.

  •
  We may establish for each pricing period a minimum, or "threshold," price applicable to purchases made pursuant to a Large Cash Purchase request. We will make this determination in our discretion after a review of, among other factors, current market conditions, the level of participation in the plan and our current and projected capital needs. We will notify an investor of the establishment of a threshold price at the time the Large Cash Purchase request has been approved.

  •
  If established for any pricing period, the threshold price will be stated as a dollar amount which the composite volume weighted average price of common shares, rounded to four decimal places, as traded during regular NYSE hours, must equal or exceed for each trading day of such pricing period (not adjusted for discounts, if any) in order for such trading day to be considered a Purchase Date.

    Except as provided below, any trading day for which such volume weighted average price is less than the applicable threshold price will not be considered a Purchase Date, and no funds will be invested in common shares on that date. Funds that are not invested will be returned without interest, as described below.

  •
  The establishment of the threshold price and the potential return of a portion of investment funds apply only to investments made pursuant to Large Cash Purchase requests. Establishing a threshold price for a particular pricing period will not affect the establishment of a threshold price for any subsequent pricing period.

  •
  If we establish a threshold price for any pricing period, we may elect to extend that pricing period. If we do so, the initial pricing period may be extended by the number of trading days during the initial pricing period, up to three trading days, during which the threshold price is not satisfied or there are no trades of common shares on the composite exchanges.

  •
  Neither we nor the plan administrator are required to notify you that a threshold price has been established for any pricing period.

  •
  If we elect to grant a pricing period extension and the threshold price is satisfied for any additional trading day during an extension, that trading day will be included as a Purchase Date for the extended pricing period. For example, if the extension feature is in use and the initial pricing period is ten trading days, but the threshold price is not satisfied on three out of those ten days, the pricing period will be extended by three trading days. If the threshold price is satisfied on any of the three trading days during the extension period, each of those three trading days will be a Purchase Date for that pricing period.

  •
  We may, in our sole discretion, establish a discount from the market price otherwise applicable to Large Cash Purchases (including initial investments) made pursuant to a request for waiver, but we are not obligated to do so. Any discount (including any applicable brokerage fees paid by us) may be 0% to 3% of the regular market price and may be varied by us in our sole discretion. We may establish any discount in our sole discretion after a review of, among other factors, current market conditions, the level of participation in the Plan, the attractiveness of obtaining financing through the sale of shares of common stock as compared to other sources of funds, and our current and projected capital needs. Establishing a discount for a particular pricing period will not affect the establishment of a discount for any subsequent pricing period.

  •
  Any investor purchasing common shares pursuant to a request for a Large Cash Purchase will be treated as the beneficial owner of all common shares purchased on each Purchase Date in the applicable pricing period as of the close of business on such Purchase Date, although plan shares will not be credited to such investor's account until the conclusion of the pricing period unless we elect to use the "continuous settlement feature" described below for that pricing period.

  •
  If we elect to use the continuous settlement feature, common shares will be credited to the plan accounts of investors purchasing common shares pursuant to requests for a Large Cash Purchase within three business days after each Purchase Date. We may activate the continuous settlement feature for a particular investment at the time we determine other pricing terms in respect of common shares to be sold pursuant to a Large Cash Purchase request.

  •
  We will return, without interest, any amount to be invested pursuant to a Large Cash Purchase request that is not applied to the purchase of common shares because the threshold price is not met or common shares are not traded on the composite exchanges on any trading day during a pricing period or extension, as applicable. Any such uninvested funds will be returned within five business days after the last day of the applicable pricing period, as it may be extended. The amount returned will be based on the number of days on which the threshold price was not satisfied or no trades were reported on the composite exchanges compared to the total number of days in the pricing period or extended pricing period, as applicable. For example, the amount returned for a ten-day pricing period will equal one-tenth of the total amount of your proposed Large Cash Purchase investment for each trading day on which the threshold price is not satisfied or common shares are not traded on the composite exchanges.

        From time to time, financial intermediaries, including brokers and dealers, and other persons, may engage in positioning transactions in order to benefit from any waiver discounts applicable to investments made pursuant to requests for waiver for Large Cash Purchases under the plan.

        Those transactions may cause fluctuations in the trading volume of our common shares. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of common shares to be received under the plan. We reserve the right to modify, suspend or terminate participation in the plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the plan.

        We may alter, amend, supplement or waive, in our sole discretion, the time periods and/or other parameters relating to optional cash purchases in excess of $10,000 made by one or more participants in the Plan or new investors, at any time and from time to time, prior to the granting of any request for waiver.

13.   What if I have more than one account?

        For the purpose of the limitations discussed in Question 12, we may aggregate all of your cash investments if you have more than one account. We may aggregate the cash investments for all accounts using the same social security or taxpayer identification number. However, if you have multiple holdings in your own name and through nominees, a separate Account Authorization Form must be submitted for each holding. See the last paragraph of Question 6.

        For the purpose of these limitations, all plan accounts which we believe to be under common control or management or to have common ultimate beneficial ownership may be aggregated. Unless we have determined that cash investments for each account would be consistent with the purposes of the plan, we will have the right to aggregate all of these accounts and to return, without interest, within 30 days of receipt, any amounts exceeding the investment limitations applicable to a single account received in respect of all of these accounts.

Certificates

14.   Will I receive certificates for share purchases?

        The administrator will hold all plan shares together. This protects against the loss, theft and destruction of certificates. Upon your written request, the administrator will have certificates issued and delivered to you for any whole shares credited to your account. Certificates will be issued only in the same names as the names enrolled in the plan. In no event will certificates for fractional shares be issued.

Sale of Shares

15.   Can I sell shares I hold under the plan?

        Sales are usually made through an affiliated broker, who will receive brokerage commissions. Typically, the shares are sold through the exchange on which the common shares are traded. Depending on the number of shares to be sold and current trading volume, sale transactions may be completed in multiple transactions and over the course of more than one day. All sales are subject to market conditions, system availability, restrictions and other factors. The actual sale date, time or price received for any shares sold through the plan cannot be guaranteed. Participants may instruct the plan administrator to sell shares under the plan through a Batch Order, Market Order, Day Limit Order, Good-'Til-Date/Canceled Limit Order or Stop Order.

        Batch Order (online, telephone, mail).    The plan administrator will combine each request to sell through the plan with other plan participant sale requests for a Batch Order. Shares are then periodically submitted in bulk to a broker for sale on the open market. Shares will be sold no later than five business days (except where deferral is necessary under state or federal regulations). Bulk sales may be executed in multiple transactions and over more than one day depending on the number of shares being sold and current trading volumes. Once entered, a Batch Order request cannot be canceled.

        Market Order (online or telephone).    The participant's request to sell shares in a Market Order will be at the prevailing market price when the trade is executed. If such an order is placed during market hours, the plan administrator will promptly submit the shares to a broker for sale on the open market. Once entered, a Market Order request cannot be canceled. Sales requests submitted near the close of the market may be executed on the next trading day, along with other requests received after market close.

        Day Limit Order (online or telephone).    The participant's request to sell shares in a Day Limit Order will be promptly submitted by the plan administrator to a broker. The broker will execute as a Market Order when and if the common shares reach, or exceed, the specified price on the day the order was placed (for orders placed outside of market hours, the next trading day). The order is automatically canceled if the price is not met by the end of that trading day. Depending on the number of shares being sold and current trading volumes, the order may only be partially filled and the remainder of the order canceled. Once entered, a Day Limit Order request cannot be canceled by the participant.

        Good-'Til-Date/Canceled (GTD/GTC) Limit Order (online or telephone).    A GTD/GTC Limit Order request will be promptly submitted by the plan administrator to a broker. The broker will execute as a Market Order when and if the common shares reach, or exceed, the specified price at any time while the order remains open (up to the date requested or 90 days for GTC). Depending on the number of shares being sold and current trading volumes, sales may be executed in multiple transactions and may be traded on more than one day. The order or any unexecuted portion will be automatically canceled if the price is not met by the end of the order period. The order may also be canceled by the applicable stock exchange or the participant.

        Stop Order (online or telephone).    The plan administrator will promptly submit a participant's request to sell shares in a Stop Order to a broker. A sale will be executed when the stock reaches a specified price, at which time the Stop Order becomes a Market Order and the sale will be at the prevailing market price when the trade is executed. The price specified in the order must be below the current market price (generally used to limit a market loss).

        Basis of Shares Sold.    Absent an election to the contrary from you, the plan administrator intends to use the first-in, first-out ("FIFO") method when determining the tax basis of any of our common shares acquired by or for you under the plan. Under this method, the shares sold or transferred are charged against the earliest lot purchased or acquired by or for you to determine the basis of the shares. In the alternative, investors may designate their preference of "average basis method" or "specific identification" method at any time. Such designation must be in writing to the plan administrator. An investor who participates in a "dividend reinvestment plan" (or "DRP") may use the "average basis method" when determining the tax basis of any shares they hold in the DRP. You should consult your tax advisor regarding the basis method and the elections that are appropriate for you. (See Question 19.)

        Gifts and Other Transfers of Shares.    If you wish to transfer ownership of all or part of the shares of our common stock in your plan account through gift, private sale or otherwise, you may effect a transfer by mailing to the plan administrator at the address listed above in Question 4 a Stock Power properly executed by you (and any other persons for whom the plan account is carried) and a Form W-9 (Request for Taxpayer Identification Number and Certification) completed by the transferee. Requests for transfer of such shares are subject to the same requirements as the transfer of common share certificates, including the requirement of a Medallion signature guarantee on the Stock Power. Brokerage firms and banks generally can provide the Medallion signature guarantee. The plan administrator will provide the appropriate forms upon request by calling (800) 944-2214 (or (651) 450-4064 outside of the United States and Canada) or the forms may be downloaded at shareowneronline.com. Any shares so transferred will be withdrawn from your account, and your next account statement or transaction advice will reflect the number of shares withdrawn.

        If you wish to transfer shares from your plan account to the account of an existing plan participant or to a new plan account, you should call the plan administrator's toll-free telephone number, (800) 944-2214 (or (651) 450-4064 outside of the United States and Canada), to request a Stock Power and, for each new account, a plan brochure/prospectus and Account Authorization Form. The Account Authorization Form for any new plan account should be completed by providing the full registration name, address and social security number of each new plan participant. Each new plan participant must sign the Account Authorization Form. The completed Stock Power indicating the number of shares (full and fractional) which should be transferred to the existing or new plan participant's account should be sent to the plan administrator, accompanied by a properly completed Account Authorization Form for any transfer to a new plan participant's account. You (and any other persons for whom the plan account is carried) must sign the Stock Power and your signature(s) must be Medallion Guaranteed as discussed above. If your transfer is being made to an existing plan account, dividends on the shares transferred will be reinvested in accordance with the dividend reinvestment election applicable to the existing account. Dividend reinvestment on shares transferred to a new plan account will occur in accordance with the election made on the Account Authorization Form.

Reports

16.   What reports will be sent to me?

        Unless you are participating in the plan through your broker, bank or other nominee, you will receive from the administrator a detailed statement of your plan account following each dividend payment and account transaction. These detailed statements will show:

  •
  total cash dividends received

  •
  total cash investments received

  •
  total shares purchased (including fractional shares)

  •
  price paid per share

  •
  total shares sold

  •
  price obtained per share

  •
  total shares you hold in the plan

  •
  any other appropriate information

You should retain these statements to determine your tax cost basis for shares purchased. If you are participating in the plan through your broker, bank or other nominee, you should contact that entity regarding a statement of your interests in the plan.

Withdrawal

17.   How may I withdraw from participation in the plan?

        You may terminate participation in the plan at any time by instruction to the plan administrator. Requests can be made either online, by telephone or through the mail (see Contact Information in Question 4). You may elect to retain your shares or to sell all or a portion of the shares in the account. If choosing to retain the plan shares, they will be converted and held in book-entry DRS. Any fractional shares will be sold and a check will be sent for the proceeds. If you choose to sell the plan shares, the plan administrator will sell such shares at the current market value and will send the proceeds, less fees and any applicable taxes. If no election is made in the request for termination, whole plan shares will be converted to book entry DRS. Upon termination, any uninvested contributions will be returned. Any future dividends will be paid in cash, unless you rejoin the Plan.

        If the request to terminate participation in the plan is received on or after a dividend record date, but before the dividend payable date, the termination will be processed as soon as administratively possible, and a separate dividend check will be mailed to the participant.

        The plan administrator reserves the right to terminate participation in the plan if a participant does not have at least one whole share in the plan. Upon termination the participant may receive the cash proceeds from the sale of any fractional share, less any transaction fee and brokerage commission.

18.   Will my participation in the plan end automatically on my death or incompetence, or in any other circumstances?

        Your participation in the plan will not terminate automatically upon your death or incompetence, even if we, or the administrator, are aware of your death or incompetence. However, your legal representative or successor may terminate further participation in the plan at any time.

        At our direction, the administrator can terminate your participation in the plan if you do not own at least one full share in your name or held through the plan.

Federal Income Taxes

19.   What are the principal federal income tax consequences of my participation in the plan?

        The following discussion summarizes the principal federal income tax consequences, under current law, of participating in the plan and does not constitute tax advice. Changes in the law, administrative rulings or judicial interpretations may adversely affect the tax principles outlined in this summary. The summary does not address the special tax consequences that may be applicable to you if you are subject to special tax treatment (including as a tax-exempt organization, broker dealer, or a foreign shareholder). You should consult with your tax advisor for further information with respect to the federal, foreign, state, and local tax consequences of your participation in the plan.

        The plan qualifies as a DRP under the meaning of Treasury Regulation 1.1012-1(e)(6)(i), which enables participants to use the "average basis method" when determining the tax basis of any shares sold. As a result, in order to participate in the plan, you must elect to reinvest a minimum of 10% of the dividends (if any) paid on shares held in the plan.

        This plan assumes that each participant will use the first-in, first-out "FIFO" method when determining the tax basis of any shares sold. Participants may designate their preference for a different method for determining the tax basis of shares sold or transferred, e.g., the "average basis method" or the "specific identification" method, by identifying this preference in writing to the administrator at any time.

        Classification of Distributions to Shareholders.    Distributions to shareholders are treated as dividends to the extent that we have earnings and profits for federal income tax purposes. Amounts treated as dividends received from REITs are generally not eligible for the reduced tax rates (with a maximum rate of 20%) for corporate dividends received by individuals and certain other non-corporate U.S. shareholders. To the extent that the amount distributed by us exceeds our current and accumulated earnings and profits, the distributions will be first treated as a return of capital to you to the extent of your tax basis in the shares with respect to which distributions are being made, with any excess taxable as capital gain. In addition to any income tax to which the distributions may be subject, certain non-corporate shareholders may also be subject to an additional 3.8% tax on a portion or all of the distributions, commonly referred to as the 3.8% Medicare tax.

        Reinvestments by Shareholders.    You will be treated for federal income tax purposes as having received distributions equal to the fair market value of the shares purchased for you on the investment date. The fair market value on the investment date may differ from the purchase price (which is used to determine the number of shares acquired). The amount taxable as a dividend, as mentioned above, will depend on our current and accumulated earnings and profits. Your tax basis in the shares acquired under the plan will be equal to the amount treated as a distribution for federal income tax purposes.

        If you are a corporate shareholder, dividends paid to you, including the amounts taxable as dividends to you as a corporate shareholder under the plan, will not be eligible for the corporate dividends-received deduction for federal income tax purposes.

        Optional Cash Payments.    Upon purchasing shares from us with a cash investment, you will generally be treated for federal income tax purposes as having received a distribution to the extent the fair market value of the shares acquired on the investment date exceeds your cash investment. The fair market value on the investment date may differ from the purchase price (which is used to determine the number of shares acquired). Your tax basis in the shares acquired will be equal to the amount treated as a distribution for federal income tax purposes plus the amount of the cash payment you made.

        In addition to the treatment of reinvestments by shareholders and optional cash payments described above, the amount of any brokerage commissions, mark-ups, and other fees or expenses incurred by us on your behalf in connection with purchases of shares on the open market will generally constitute a distribution to you for federal income tax purposes. The holding period for shares acquired through the plan will begin the day after the investment date.

        Receipt of Share Certificates and Cash.    You will not realize any taxable income upon the receipt of a certificate for full shares credited to your account pursuant to the plan. You will, however, generally recognize gain or loss when you sell or exchange shares received from the plan or when a fractional interest of yours is liquidated. Such gain or loss will equal the difference between the amount which you receive for the shares and your tax basis in such shares.

        Withholding.    We will comply, as will the administrator, with all applicable IRS requirements concerning the filing of information returns, including providing you with payee and other tax statements required to be provided to investors for tax purposes for each calendar year. With respect to dividends of yours which are subject to federal income tax withholding, we will comply, as will the administrator, with all applicable IRS requirements concerning the withholding of tax, and the amount of any cash distribution reinvested will, in each case, be after any reduction necessary to comply with the applicable withholding requirements.

        We, as well as the administrator, may be required to deduct as "backup withholding" 28% (the backup withholding rate under current law) of all dividends paid to you, regardless of whether such dividends are reinvested pursuant to the plan. Similarly, we or the administrator may be required to deduct backup withholding from all proceeds from sales of common stock held in your account. You are subject to backup withholding if: (a) you have failed properly to furnish us or the administrator with your correct tax identification number ("TIN"); (b) the IRS or a broker notifies us or the administrator that the TIN furnished by you is incorrect; (c) the IRS or a broker notifies us or the administrator that backup withholding should be commenced because you failed to properly report dividends paid to you; or (d) when required to do so, you fail to certify, under penalties of perjury, that you are not subject to backup withholding. If applicable, backup withholding amounts will be withheld from dividends before such dividends are reinvested under the plan. Therefore, if you are subject to backup withholding, dividends to be reinvested under the plan will be reduced by the backup withholding amount. Backup withholding is not an additional tax and any amounts withheld may be credited if appropriate documentation is provided to the IRS.

Other Provisions

20.   What happens if I dispose of or acquire additional shares?

        If you elect to have all dividends automatically reinvested in the plan and you subsequently sell or transfer all or any part of the shares registered in your name, automatic reinvestment will continue on all of your retained shares as long as there are shares registered in your name or held for you in the plan by the administrator or until termination of your enrollment in the plan. Similarly, if you elect the full dividend reinvestment option and you subsequently acquire additional shares registered in your name, the dividends paid on the additional shares will be invested automatically until termination of your enrollment in the plan or until you give other instructions. If, however, you elect the partial dividend reinvestment option and you subsequently acquire additional shares which are registered in your name, the dividends paid on the additional shares will not be invested automatically under the plan. See Question 6 for a discussion of your participation options under the plan. If you elect partial dividend reinvestment and you subsequently sell shares, reinvestment will continue on the full number of your participating shares as long as you own at least the number of participating shares you previously specified, or on the number of shares you continue to own, if you own less than the number previously specified.

21.   May I pledge shares in the plan?

        You may not pledge shares you hold in the plan, and any purported pledge will be void. If you wish to pledge your shares, you must first withdraw the certificates from the plan.

22.   How will my shares be voted?

        In connection with the exercise of your shareholder voting rights, you will receive proxy materials enabling you to vote shares you hold directly and the shares held for your account by the administrator. All shares held by the administrator will be voted as you designate on the proxy card. If you do not vote by proxy or in person and do not otherwise instruct the plan to the contrary, shares held for your account by the administrator will not be voted. If you own shares not deposited with the administrator, you will vote those shares in the normal manner, even if they are participating shares; the administrator will not be involved in the voting of these shares.

23.   Who pays the expenses of the plan?

        There are no brokerage commissions or service charges on shares purchased from us for your account. We will pay brokerage fees on shares purchased on the open market for your account and, for tax purposes, these fees will be considered as additional dividend income to you. We will pay all costs of administering the plan, except as stated below, and except for brokerage commissions and the administrator's service fee in connection with sales under the plan and the costs of any broker, bank or other nominee (other than the administrator) which holds shares on your behalf. When whole or fractional shares are sold for your account, the administrator will first deduct any applicable brokerage commissions, the service fee, and any required backup withholding and taxes before remitting the balance to you. The administrator will charge nominal fees for various services, including, but not limited to, an enrollment fee, sales of shares, preparing transcripts of accounts (in addition to normal monthly statements) and other special requests. These charges must be borne by you. A fee schedule is set forth below:

Investment Summary and Fees

Summary

Minimum cash investments
Minimum one-time initial purchase for new investors*	$1,000.00
Minimum one-time optional cash purchase	$100.00
Minimum recurring automatic Investments	$100.00
Maximum cash investments
Maximum monthly investment	$10,000.00
Dividend reinvestment options
Reinvest options	Full, Partial, None

Fees

Investment fees
Initial enrollment (new investors only)	$15.00
Dividend reinvestment	Company paid
Check investment	Company paid
One-time automatic investment	Company paid
Recurring automatic investment	Company paid
Dividend purchase trading commission per share	Company paid
Optional cash purchase trading commission per share	Company paid
Sales Fees
Batch Order	$15.00
Market Order	$25.00
Limit Order per transaction (Day/GTD/GTC)	$30.00
Stop Order	$30.00
Sale trading commission per share	$0.12
Direct deposit of sale proceeds	$5.00 per transaction
Other Fees
Certificate issuance	Company paid
Certificate deposit	Company paid
Returned check/Rejected automatic bank withdrawals	$35.00 per item
Prior year duplicate statements	$15.00 per year

24.   What are your responsibilities, and the responsibilities of the administrator, under the plan?

        Neither we nor the administrator have any duties, responsibilities or liabilities except those expressly set forth in the plan, or as imposed by applicable legal requirements, including without limitation the federal securities laws. See "Limitation of Liability." You should recognize that we cannot assure a profit or protect against a loss on the shares purchased for you under the plan.

25.   What happens if you issue a share dividend or declare a share split or make a rights offering?

        Any shares distributed by us as a result of a share dividend or a share split on plan shares held for you under the plan will be credited to your account as additional plan shares. It is understood that any share dividends or share splits distributed by us on shares held by the administrator for you will be credited to your account. If you send in a notice of termination or a request to sell to the administrator between the record date and the payable date for a share distribution, the request will not be processed until the share distribution has been credited to your account.

        In the event that we make rights available to holders of our shares to purchase additional shares or other securities, the rights issuable with respect to your plan shares will be distributed directly to you, and you will be free to exercise or otherwise dispose of those rights. If you have elected the full dividend reinvestment option, any shares you acquire on the exercise of the rights will automatically become participating shares. If you have elected the partial dividend reinvestment option, any shares you acquire by the exercise of the rights will not become participating shares unless you subsequently enroll those shares under the plan.

26.   May the plan be changed or terminated?

        We intend the plan to continue indefinitely. However, we reserve the right to amend, modify, suspend or terminate the plan at any time. We will notify you in writing of any material changes in the plan.

 DIRECT REGISTRATION

        We are a participant in the Direct Registration System (DRS). DRS is a method of recording shares in book-entry form. Book-entry means that your shares are registered in your name on our books without the need for physical certificates and are held separately from any plan shares you may own. Shares held in book-entry have all the traditional rights and privileges as shares held in certificate form. With DRS, shareholders can:

  •
  Eliminate the risk and cost of storing certificates in a secure place

  •
  Eliminate the cost associated with replacing lost, stolen, or destroyed certificates

  •
  Move shares electronically to their broker

How to Begin

        If you enroll in the DRS program, any future share transactions will be issued to you in book-entry form, rather than as physical certificates, unless you otherwise specified. You may enroll in the DRS program by converting any share certificate(s) you are currently holding into book-entry form. Send the share certificate(s) to Wells Fargo Shareowner Services with a request to deposit them to your DRS account. There is no cost to you for this custodial service and by doing so you will be relieved of the responsibility for loss or theft of your certificate(s). Your certificate(s) should not be endorsed, and because you bear the risk of loss when sending a certificate through the mail, we recommend sending your certificate(s) registered insured mail for 2% of the current market value.

Optional Mail Loss Insurance

        Please be advised that choosing registered, express or certified mail alone will not protect you should your certificates become lost or stolen.

        As the administrator, we can provide low-cost loss insurance for certificates being returned for conversion to book-entry form. Mail loss insurance covers the cost of the replacement surety bond only. Replacement transaction fees may also apply. To take advantage of the optional mail loss insurance, simply include your $10.00 check, made payable to WFSS Surety Program, along with your certificates and instructions.

        To qualify for this service you must choose to use an accountable mail delivery service such as Federal Express, United Parcel Service, DHL, Express Mail, Purolator, TNT or United States Postal Service Registered Mail. Any one shipping package may not contain certificates exceeding a total value of $100,000.

        The value of certificate shares is based on the closing market price of the common stock on the trading day prior to the documented mail date. Claims related to lost certificates under this service must be made within 60 days of the documented delivery service mail date. This is specific coverage for the purpose of converting shares to book-entry form and the surety is not intended to cover certificates being tendered for certificate breakdown or exchange for other certificates.

Electronic Share Movement

        You may choose to have a portion or all of your full book-entry or plan shares delivered directly to your broker by contacting your broker/ dealer. When using your broker to facilitate a share movement, provide them with a copy of your DRS account statement.

 INTERNET, E-MAIL AND TELEPHONE PRIVILEGES

        You may access your account information and perform transactions on the internet, via e-mail or via the telephone.

Internet Privileges

shareowneronline.com

To enroll in the Plan:

        If you are an existing registered shareholder:

1.
Go to shareowneronline.com

2.
Select Sign Up Now!

3.
Enter your Authentication ID* and Account Number

*
If you do not have your Authentication ID, select I do not have my Authentication ID. For security, this number is required for first time sign on.

        If you are a new investor:

        1.     Go to shareowneronline.com

        2.     Under Invest in a Plan, select Direct Purchase Plan

        3.     Select Liberty Property Trust

        4.     Under New Investors, select Invest Now

        5.     Follow instructions on the Buy Shares

        If you are an employee of Liberty Property Trust:

1.
Go to shareowneronline.com

2.
Under Manage Your Employee Plan, select Enroll Online

3.
Select Enroll/Edit Now! next to Liberty Property Trust, then select Review Plan

E-mail Privileges

        Go to shareowneronline.com and select Contact Us.

        Once you have activated your account online, you can also:

  •
  Change your reinvestment option

  •
  Authorize, change or stop your Automatic Cash Withdrawal and Investment Service

  •
  Consent for electronic delivery of statements including tax forms

  •
  Sell some or all of your Plan shares if the current market value of the shares to be sold is $50,000 or less

Telephone Privileges

        To establish automated telephone privileges, please contact the administrator and request an Automated Request Authorization form. See Question 4 for instructions on contacting the administrator.

        Once you have established automated telephone privileges on your account, you can:

  •
  Change the amount of or stop automatic monthly or semi-monthly bank withdrawals;

  •
  Change your dividend reinvestment option (for example, from full to partial dividend reinvestment);

  •
  Sell some or all of your plan shares if the current market value of the shares to be sold is $50,000 or less; and

  •
  Request a certificate for some or all full shares in the plan, but only if the current market value of the shares to be issued is $50,000 or less.

 LIMITATION OF LIABILITY

        In administering the plan, neither we, the administrator nor any independent agent are liable for any good faith act or omission to act, including but not limited to any claim of liability (a) arising out of the failure to terminate a participant's account upon the participant's death prior to receipt of notice in writing of such death, (b) with respect to the prices or times at which shares are purchased or sold, or (c) as to the value of the shares acquired for participants. Selling participants should be aware that the share price of our common shares may fall or rise during the period between a request for sale, its receipt by the administrator, and the ultimate sale in the open market. You should evaluate these possibilities while deciding whether and when to sell any shares through the plan. The price risk will be borne solely by you.

        The administrator is authorized to choose a broker, including an affiliated broker, at its sole discretion to facilitate purchases and sales of common shares by Plan participants. The administrator will furnish the name of the registered broker/ dealer, including any affiliated broker/ dealer, utilized in share transactions within a reasonable time upon written request from the participant.

        The administrator is acting solely as our agent and owes no duties, fiduciary or otherwise, to any other person by reason of the plan, and no implied duties, fiduciary or otherwise, shall be read into the plan.

        The administrator undertakes to perform such duties and only such duties as are expressly set forth herein, to be performed by it, and no implied covenants or obligations shall be read into the plan against the administrator or us.

        In the absence of negligence or willful misconduct on its part, the administrator, whether acting directly or through agents or attorneys shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. In no event shall the administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

        The administrator shall: (i) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

        The administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under the plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the administrator shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

INDEMNIFICATION UNDER THE SECURITIES ACT OF 1933

        Except in limited circumstances, we are required by provisions in our declaration of trust, as amended, to indemnify our trustees and officers against liability incurred by them as a result of service in their capacities as trustees and officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons pursuant to these provisions, we have been informed that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

 PLAN OF DISTRIBUTION AND UNDERWRITERS

        Pursuant to the plan, we may be requested to approve optional cash investments in excess of the allowable maximum amounts pursuant to requests for waiver on behalf of participants that may be engaged in the securities business. In deciding whether to approve such a request, we will consider relevant factors including, but not limited to, whether the plan is then acquiring newly issued common shares or acquiring common shares through open market purchases or privately negotiated transactions, our need for additional funds, the attractiveness of obtaining such funds by the sale of common shares under the plan in comparison to other sources of funds, the purchase price likely to apply to any sale of common shares, the participant submitting the request, including the extent and nature of such participant's prior participation in the plan and the number of common shares held of record by such participant, and the aggregate number of requests for waiver that have been submitted by all participants.

        Any financial intermediary or other person may purchase shares through the plan at a discount by reinvesting their dividends and may capture the discount by reselling the shares shortly thereafter. We have not entered into any arrangements with any financial intermediary or other person to engage in such arrangements. We anticipate that the availability of a discount may encourage some participants in the plan to purchase more shares than they would purchase without the discount, but we have no basis to quantify the extent to which additional shares will be purchased because of the discount. We may offer discounts on cash investments.

        If you acquire shares through the plan and resell them shortly before or after acquiring them (including covering short positions), under certain circumstances, you may be participating in a distribution of securities that would require your compliance with SEC Regulation M and you may be considered to be an underwriter within the meaning of the Securities Act. We will not extend to you any rights or privileges other than those to which you would be entitled as a participant in the plan, nor will we enter into any agreement with you regarding your purchase of those shares or any resale or distribution of those shares. We may, however, approve requests for optional cash investments by such persons in excess of allowable maximum limitations. If such requests are submitted for any investment date for an aggregate amount in excess of the amount we are willing to accept, we may honor such requests in order of receipt, pro rata or by any other method which we determine to be appropriate.

LEGAL OPINIONS

        Saul Ewing LLP, Baltimore, Maryland, has rendered an opinion with respect to the legality of the common shares offered hereby. Cozen O'Connor, Philadelphia, Pennsylvania, has rendered an opinion with respect to certain tax matters.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements and schedules of Liberty Property Trust and Liberty Property Limited Partnership, included in our Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

        No persons have been authorized to give any information or to make any representations other than those contained or incorporated in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those to which it relates, or an offer or solicitation with respect to those securities to which it relates to any persons in any jurisdiction where such offer or solicitation would be unlawful. The delivery of this Prospectus at any time does not imply that the information contained or incorporated herein at its date is correct as of any time subsequent to its date.

LIBERTY PROPERTY TRUST

DIVIDEND REINVESTMENT
AND SHARE PURCHASE PLAN

April 29, 2014

 Part II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses of the sale and distribution of the Securities being registered, all of which are being borne by the Company. Such costs and expenses do not include amounts that may be incurred upon the issuance of certain types of securities represented hereunder.

Securities and Exchange Commission registration fee	$38,795
Legal and accounting fees and expenses	$20,000
Printing and Engraving	$5,000
Miscellaneous	$1,000
Total	$64,795

        All expenses except the Securities and Exchange Commission registration fee are estimated.

Item 15.    Indemnification of Directors and Officers.

The Trust

        Under Section 8-301(15) and 2-418 of the Maryland General Corporation Law, as amended, the Trust has the power to indemnify trustees and officers under certain prescribed circumstances (including when authorized by a majority vote of a quorum of disinterested trustees, by a majority vote of a committee of two or more disinterested trustees, by independent legal counsel, or by shareholders) and, subject to certain limitations (including, unless otherwise determined by the proper court, when such trustee or officer is adjudged liable to the Trust), against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his or her being a trustee or officer of the Trust if it is determined that he or she acted in accordance with the applicable standard of conduct set forth in such statutory provisions including when such trustee or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Trust's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        Article XII of the Trust's By-laws provides that the Trust has the power to indemnify trustees, officers and shareholders of the Trust against expenses (including legal fees) reasonably incurred by any of them in connection with the successful defense of a proceeding to which such person was made a party by reason of such status, whether the success of such defense was on the merits or otherwise, to the maximum extent permitted by law. The trustees, officers and shareholders of the Trust also have the right, in certain circumstances, to be paid in advance for expenses incurred in connection with any such proceedings. In addition, Section 9.4 of the Trust's Amended and Restated Declaration of Trust, as amended, provides that the Trust has the power to indemnify trustees, officers and shareholders of the Trust, and pay or reimburse reasonable expenses in advance of final disposition of a proceeding.

The Operating Partnership

        Section 8570 of the Pennsylvania Revised Uniform Limited Partnership Act authorizes the Operating Partnership to indemnify any partner or other person from and against any and all claims and demands whatsoever, unless it is determined by a court that the act or omission giving rise to the claim of indemnification constituted willful misconduct or recklessness.

        Reference is made to Section 7.8 of the Operating Partnership's Second Restated and Amended Limited Partnership Agreement, as amended to the date hereof (the "Partnership Agreement"), a copy of which is filed as Exhibit 3.1.2 to the Registration Statement, which provides for indemnification of the general partners and others. Section 7.8(d) of the Partnership Agreement authorizes the Operating

Partnership to purchase and maintain insurance on behalf of the general partner and others against any liability that may be asserted against or expenses that may be incurred by such person regardless of whether the Operating Partnership would have the power to indemnify such person against liability under the Partnership Agreement.

        Reference is made to Section 7.9 of the Partnership Agreement which limits the general partner's liability for monetary or other damages.

Item 16.    Exhibits.

Item	Description
5	Opinion and Consent of Saul Ewing LLP.
8	Opinion of Cozen O'Connor.
23.1	Consent of Ernst & Young LLP relating to the Trust.
23.2	Consent of Ernst & Young LLP relating to the Operating Partnership.
23.3	Consent of Saul Ewing LLP (included as part of Exhibit 5).
23.4	Consent of Cozen O'Connor (included as part of Exhibit 8).
24	Powers of Attorney (included on signature pages included in this Registration Statement).

        Additional exhibits to the Registration Statement will be filed with or incorporated by reference in the Registration Statement in connection with the future amendments or supplements to the prospectus forming a part of the Registration Statement.

Item 17.    Undertakings.

        (a)   The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii)  To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    provided, however, that

    (A)
    Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement; and

    (B)
    Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 (§239.13 of this chapter) or Form F-3 (§239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§230.424(b) of this chapter) that is part of the registration statement.

    (C)
    provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 (§239.11 of this chapter) or Form S-3 (§239.13 of this chapter), and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB ((§229.1100(c)).

  (1)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (2)
  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

  (3)
  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

  (i)
  If the registrant is relying on Rule 430B:

  (A)
  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

  (B)
  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is a part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

      (ii)
      If the registration is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statement relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  (4)
  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

            The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)
    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)
    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)
    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (iv)
    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

 SIGNATURES AND POWERS OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malvern, Commonwealth of Pennsylvania, on the 29th day of April, 2014.

LIBERTY PROPERTY TRUST
By:	/s/ WILLIAM P. HANKOWSKY William P. Hankowsky Chairman of the Board of Trustees, President and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William P. Hankowsky and George J. Alburger, Jr., his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and any additional related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (including post-effective amendments to the Registration Statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ WILLIAM P. HANKOWSKY William P. Hankowsky	Chairman of the Board of Trustees, President and Chief Executive Officer (Principal Executive Officer)	April 29, 2014
/s/ GEORGE J. ALBURGER, JR. George J. Alburger, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 29, 2014
/s/ FREDERICK F. BUCHHOLZ Frederick F. Buchholz	Trustee	April 29, 2014
/s/ THOMAS C. DELOACH, JR. Thomas C. DeLoach, Jr.	Trustee	April 29, 2014

Signature	Title	Date

/s/ KATHERINE ELIZABETH DIETZE Katherine Elizabeth Dietze	Trustee	April 29, 2014
/s/ DANIEL P. GARTON Daniel P. Garton	Trustee	April 29, 2014
/s/ M. LEANNE LACHMAN M. Leanne Lachman	Trustee	April 29, 2014
/s/ DAVID L. LINGERFELT David L. Lingerfelt	Trustee	April 29, 2014
/s/ STEPHEN D. STEINOUR Stephen D. Steinour	Trustee	April 29, 2014